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                                                                      Exhibit 12


SOUTHWEST AIRLINES CO.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(IN MILLIONS, EXCEPT RATIOS)


                                             Six Months
                                           Ended June 30,                     Year Ended December 31,
                                       ----------------------    -------------------------------------------------------------
                                          2001         2000         2000         1999         1998         1997         1996
                                       ---------    ---------    ---------    ---------    ---------    ---------    ---------
Earnings
  Income before income taxes and
    cumulative effect of accounting
    changes                            $   483.9    $   466.8    $ 1,017.4    $   773.6    $   705.1    $   517.0    $   341.4
  Add: Fixed charges                        99.1         99.4        199.2        185.3        190.0        198.5        184.1
  Less: Interest capitalized                11.8         13.9         27.6         31.2         25.6         19.8         22.3
                                       ---------    ---------    ---------    ---------    ---------    ---------    ---------
    Total                              $   571.2    $   552.3    $ 1,189.0    $   927.7    $   869.5    $   695.7    $   503.2
                                       =========    =========    =========    =========    =========    =========    =========
Fixed charges
  Interest expense                     $    21.6    $    20.8    $    42.3    $    22.9    $    30.7    $    43.7    $    37.0
  Add: Interest capitalized                 11.8         13.9         27.6         31.2         25.6         19.8         22.3
                                       ---------    ---------    ---------    ---------    ---------    ---------    ---------
  Gross interest expense                    33.4         34.7         69.9         54.1         56.3         63.5         59.3
  Add: Interest factor of operating
    lease expense                           65.6         64.7        129.3        131.2        133.7        135.0        124.8
                                       ---------    ---------    ---------    ---------    ---------    ---------    ---------
    Total                              $    99.0    $    99.4    $   199.2    $   185.3    $   190.0    $   198.5    $   184.1
                                       =========    =========    =========    =========    =========    =========    =========
Ratio of earnings to fixed charges          5.77         5.56         5.97         5.01         4.58         3.50         2.73
                                       =========    =========    =========    =========    =========    =========    =========